Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-284191) on Form S-4 of Mifflinburg Bancorp, Inc. of our report dated March 14, 2025, relating to the consolidated financial statements appearing in this Special Financial Report on Form 10-K of Mifflinburg Bancorp, Inc. for the year ended December 31, 2024.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

April 25, 2025